Exhibit (p)

                       CERTIFICATE OF THE SOLE STOCKHOLDER
                OF MUNI NEW YORK INTERMEDIATE DURATION FUND, INC.

      Fund Asset Management, L.P. ("FAM"), the holder of 6,981 shares of common stock, par value $0.10 per share, of Muni New York Intermediate Duration Fund, Inc. (the "Fund"), a Maryland corporation, does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of reselling any portion thereof.

                                            FUND ASSET MANAGEMENT, L.P.

                                            By: /s/  Donald C. Burke
                                                -------------------------------
                                                Name: Donald C. Burke
                                                Title: First Vice President

Dated: July 29, 2003